For Further Information:

The Sands Regent 345 North Arlington Avenue Reno, NV 89501 (775) 348-2210 (775) 348-6241 Fax Contact: Ferenc Szony, President and CEO	Coffin Communications Group 15300 Ventura Boulevard, Suite 303 Sherman Oaks, CA 91403 (818) 789-0100 (818) 789-1152 Fax Contact: Sean Collins, Partner William Coffin, CEO

FOR IMMEDIATE RELEASE:

THE SANDS REGENT REPORTS FIRST-QUARTER FISCAL 2004 RESULTS

                •     EPS of $0.22 per basic share on net income of $1.1 million

Reno, Nevada – November 12, 2003 – The Sands Regent (NASDAQ: SNDS) today announced financial results for the first quarter of its fiscal year 2004.

For the first quarter ended September 30, 2003, the Company reported revenues of $15.9 million compared to $15.7 million for the first quarter ended September 30, 2002. Management attributed the essentially flat results to: 1) the effects of the railroad trench project (ReTRAC) adjacent to its Sands Regency property in downtown Reno, which impaired access and parking for local patrons; 2) softness in the Reno-area gaming market due in part to competition from new Native American facilities in Northern California; 3) costs associated with the Sands Regency’s advertising and direct mail campaign to maintain marketing presence in the face of the new competition; 4) a modest decrease in the performance of its Gold Ranch property, due largely to more liberal than expected slot payouts during the period.

The ReTRAC project involves creating a trench for a section of the railway running through downtown Reno, which is currently at ground level and runs adjacent to the Sands Regency property line. ReTRAC will ultimately make access to the Sands Regency easier, but currently is affecting the availability of on-site parking during peak periods.

The Company’s income from operations decreased to $1.7 million for the first quarter of fiscal 2004 from $2.4 million for the corresponding period of fiscal 2003. Quarterly EBITDAR also decreased, to $2.8 million from $3.5 million for the prior-year quarter.

For the quarter ended September 30, 2003, the Company reported net income of $1.1 million, or $0.22 basic, $0.20 diluted, versus $1.3 million, or $0.27 per basic share, $0.26 diluted in the year-ago quarter.

Ferenc B. Szony, President and CEO of The Sands Regent, commented, “The new Thunder Valley Casino has generated considerable trial visits by Reno bound travelers; however, we do not expect the novelty to last. When structural improvements to the downtown Reno area are completed, including ReTRAC, the Downtown Events Center and the kayaking park, our Sands Regency property will be well located to benefit from them. In the mean time, we will continue to aggressively market both our Sands Regency and Gold Ranch properties while providing the better overall value, selection, and customer service, appealing to locals and tourists alike.”

The Company will hold a conference call today, Wednesday, November 12, at 10:00 a.m. PST to discuss quarterly results.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 399-7496. International callers should dial: (706) 634-6508. There is no pass code required for this call.

If you are unable to participate in the call at this time, a replay will be available on Wednesday, November 12 at 12:00 noon PST, through Wednesday, November 19 at midnight PST; call (800) 642-1687 and enter the conference ID number 3841409.

The Sands Regent owns and operates the Sands Regency Casino and Hotel in downtown Reno, Nevada and Gold Ranch Casino and RV Resort in Verdi, Nevada. The Sands Regency is an 850-room hotel and casino with 29,000 square feet of gaming space offering table games, keno, bingo and slot machines. In addition to complete amenities and on-site brand-name restaurants, the Company’s property also includes a 12,000-square-foot convention and meeting center which seats close to 1,000 people.

The Gold Ranch Casino and RV Resort is located in Verdi, Nevada, twelve miles west of Reno. Gold Ranch offers approximately 275 slot machines in an 8,000 square foot casino, two restaurants, two bars, a 105-space RV park, a California lottery station, an ARCO gas station and a convenience store.

Statements contained in this release, which are not historical facts, are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, including the potential impact of future gaming regulatory decisions, general and regional economic conditions, competition in the Reno area and from California Native American casino operations, the Company’s possible need for outside financing to pursue its growth plans, and other risk factors detailed from time-to-time in The Sands Regent’s periodic reports and registration statements filed with the Securities and Exchange Commission. Such risks could cause actual results to differ materially from those projected or implied in the forward-looking statements.

Contact:

Ferenc Szony, President and Chief Executive Officer

The Sands Regent

(775) 348-2210

or

Sean Collins, Partner

Coffin Communications Group

(818) 789-0100

(financial table follows)

THE SANDS REGENT

FINANCIAL HIGHLIGHTS

(In Thousands except number of shares and per-share data)

	Three Months Ended September 30,
	2002	2003
Consolidated Financial Report

Net Revenues	$15,701	$15,920
Income from Operations	2,433	1,670
Net Income	1,334	1,082

Reconciliation of net income to EBITDAR
Net income	1,334	1,082
Interest expense	350	218
Income tax provision	681	553
Loss on disposal of property and abandonment of new project	71	47
Gain on sale of subsidiaries (1)	—	(230)
Rent and management fees	186	190
Depreciation and amortization	882	915

EBITDAR (2)	$3,504	$2,775

Earnings per share
Basic	0.27	0.22
Diluted	0.26	0.20

(1) The Company realized a $230 thousand gain for the quarter ended September 30, 2003 from its December 1998 sale of the Copa Casino in Gulfport, Mississippi. The accounting treatment of this gain is consistent with the Company’s initial decision to record a net note receivable of only $2.3 million, an amount equal to its net investment in the Copa at the time of the sale. The original amount of the note was for $8.0 million and the unpaid balance as of September 30, 2003 is $5.2 million. The note is non-interest bearing and current terms require the Copa to pay the Company monthly the greater of 2% of its gross gaming revenues, or $15 thousand, whichever is greater. Beginning July 1, 2004, the amount the Copa must pay to the Company escalates to 4% of its gross gaming revenues until the note is paid in full. The Company believes it has perfected a lien on the newly remodeled Copa Casino, and since the deal was finalized, monthly payments have been timely and well in excess of the minimum. However, as of the date of this report, because of financial, competitive, regulatory, environmental, and other unknown potential risks facing the current operators of the Copa, the Company has elected to record gains only as payments are received. The Company closely monitors the situation at the Copa, and should the status of the note become more clear, the Company may choose to accelerate the recognition of the gain.

(2) EBITDAR includes earnings before depreciation and amortization, interest expense, income taxes, rent, and any gain (loss) on the sale or disposal of property or subsidiaries. EBITDAR is not a calculation determined pursuant to generally accepted accounting principles and is not an alternative to operating income or net income, and is not a measure of liquidity. Since not all companies calculate this measure in the same manner, the Company’s EBITDAR measure may not be comparable to similarly titled measures reported by other companies. The Company believes that this disclosure enhances the understanding of the financial performance of a company with substantial interest expense, depreciation and amortization. Prior to the Gold Ranch acquisition, the Company reported “EBITDA” data. Gold Ranch has a substantial real property rent component and the Company believes EBITDAR provides a more complete depiction of the Company’s financial position and performance. Moreover, if the option of the Company to purchase the Gold Ranch real property is exercised, which can happen at the Company’s sole discretion, the rental expense would be available for other uses by the Company.

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